Capital Senior Living Corporation

DALLAS – August 16, 2021 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s leading owner-operators of senior housing communities, announces revision to certain Supplemental Information from the Company’s press release for the financial results for the second quarter of 2021 which was dated August 12, 2021.
The Company identified an inconsistency in the preparation of the Supplemental Information. Operating expenses and operating margin have been corrected to $36.4 million and 21.5% for the second quarter of 2021, respectively, and $34.7 million and 30.0% for the second quarter of 2020, respectively. Operating expenses and operating margin comparisons changed accordingly.
Any of these figures that were incorrectly stated on the earnings call should be considered revised accordingly.

The corrected Supplemental Information is below:

Capital Senior Living Corporation
Supplemental Information

	Second Quarter			First Quarter 2021	Sequential increase (decrease)
	2021	2020	Increase (decrease)
Selected Operating Results
I. Continuing community portfolio (1)
Number of communities	60	60	—	60	—
Unit capacity	5,629	5,634	(5)	5,631	(2)
Financial occupancy (2)	78.1%	81.5%	(3.4)%	75.5%	2.6%
Revenue (in millions)	$46.4	$49.6	$(3.2)	$45.2	$1.3
Operating expenses (in millions) (3)	$36.4	$34.7	$1.7	$36.1	$0.3
Operating margin	21.5%	30.0%	(8.5)%	20.1%	1.4%
Average monthly rent	$3,518	$3,600	$(82)	$3,531	$(13.0)
II. Managed communities
Number of communities	15	6	9	16	(1)
Management fee revenue	$763	$159	$604	$1,186	$(423)
III. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium financing)
Total variable rate mortgage debt	$122,261	$132,992		$122,742
Total fixed rate debt	$677,860	$788,662		$743,008
Weighted average interest rate	4.6%	4.5%		4.5%
(1)Excludes 9 and 15 properties in the process of transitioning ownership back to Fannie Mae at June 30, 2021 and March 31, 2021, respectively.
(2)Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)Includes real estate taxes and insurance, excludes management fees.